UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 12, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, CA		92656

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(949) 389-6700
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 12, 2007, Eric K. Brandt resigned as President and Chief Executive Officer and as a member of the Company’s Board of Directors; there was no disagreement between the Company and Mr. Brandt giving rise to his resignation. Mr. Brandt will not be entitled to any severance benefits under his employment contract and a total of 124,999 unvested shares of Class A Common Stock previously issued to Mr. Brandt will be forfeited and returned to the Company. Additionally, Theresa Hope-Reese resigned as Vice President, Human Resources, effective as of March 15, 2007. Ms. Hope-Reese will not receive any severance benefits in connection with her resignation.
     On March 13, 2007, the Board of Directors appointed Keith Katkin as the Company’s President and Chief Executive Officer and elected Mr. Katkin as a Class II director to fill the vacancy created with Mr. Brandt’s resignation. Mr. Katkin’s initial term will expire at the Company’s 2009 annual meeting of shareholders. Mr. Katkin, age 35, has served since July 2005 as the Company’s Senior Vice President, Sales & Marketing. Prior to joining the Company, Mr. Katkin previously served as Vice President, Commercial Development for Peninsula Pharmaceuticals from May 2004 to July 2005, at which time Peninsula was sold to Johnson & Johnson. Prior to his tenure at Peninsula, Mr. Katkin was Vice President of Pulmonary and Infectious Disease Marketing at InterMune, Inc., a biopharmaceutical company, from May 2002 to April 2004. From 1996 to April 2002, Mr. Katkin held Sales and Marketing positions with Amgen Inc., a global biotechnology company. Earlier in his career, Mr. Katkin spent several years at Abbott Laboratories where he gained product launch and brand management experience on products such as Neupogen, Neulasta, and Biaxin. Mr. Katkin received a Bachelor of Science degree in Business and Accounting from Indiana University and an M.B.A. degree in Finance from the Anderson School of Management at UCLA, graduating with honors. Mr. Katkin is also a Certified Public Accountant. There are no family relationships between Mr. Katkin and any director or executive officer of the Company.
     In connection with his appointment as President and Chief Executive Officer, Mr. Katkin will be paid an annual base salary of $325,000 and will be eligible to receive an annual bonus in a target amount equal to 50% of his annual base salary (without any pro ration for fiscal 2007). The actual amount of the bonus will be determined by the Compensation Committee and will be subject to the satisfaction of performance goals to be established by the Compensation Committee. Mr. Katkin will be entitled to a base salary increase in fiscal 2008 of no less than 4% (without any pro ration for fiscal 2007). Mr. Katkin will receive severance benefits upon a termination without cause in an amount equal to one year of base salary, plus accelerated vesting of outstanding equity awards. Mr. Katkin will also remain eligible for the change of control severance benefits that he is currently entitled to receive under a Change of Control Agreement previously entered into with the Company. Additionally, Mr. Katkin will be eligible to receive an initial equity award with a targeted grant-date value of $800,000, with the specific terms of the award to be mutually agreed upon by the Compensation Committee and Mr. Katkin, as well as an annual equity award on terms to be fixed by the Compensation Committee in connection with its regular review of executive officer compensation.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 14, 2007	Avanir Pharmaceuticals
	By:	/s/ Michael J. Puntoriero
Michael J. Puntoriero
Senior Vice President and Chief Financial Officer